SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of October, 2008 by and among Lantis Laser, Inc. (“Plaintiff”), a corporation registered in the State of Nevada having its principal place of business located at 11 Stonebridge Court, Denville, New Jersey 07834 on the one hand, and DC International Consulting, a New Jersey limited liability company having its principal place of business at 1709 Daibes Court, Edgewater, New Jersey 07020, Danny Colon, an individual who resides at 48 Greendale Road, Clifton, New Jersey 07013, and Interwest Transfer Co., Inc., a corporation registered in the State of Utah having its principal place of business located at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 (collectively,  “Defendants”), on the other hand.

WHEREAS,  Plaintiff has filed a complaint against the Defendants captioned  Lantis Laser, Inc. v.  Barry Davis, DC International Consulting, LLC, Danny  Colon and Interwest Transfer Co., Inc., Superior Court of New Jersey, Chancery Division, Bergen County (Civil Action  No. C-212-08) (the “Litigation”); and

WHEREAS, Plaintiff and Defendants desire to finally and completely resolve the Litigation.

NOW, THEREFORE, for the consideration and mutual promises set forth herein, the legal adequacy and sufficiency of which is acknowledged by all parties, the undersigned parties agree as follows:

Section 1.           Settlement of Disputed Claims.  The parties expressly acknowledge that this Agreement is being made as a compromise and settlement of disputed issues; that the execution and compliance with this Agreement is not and shall not be construed to be an admission by any party of any liability or obligation to any other party or any liability or other obligation by any party to any third party;  that each party expressly denies any fault or liability on its part; that no party shall seek to utilize or assert that this Agreement or any consideration paid pursuant hereto is an admission against any party in connection with any proceeding, action or claim; and that the parties enter into this Agreement solely to resolve the existing disputes among themselves on an amicable basis and to avoid the time, burden and expense of litigation and arbitration.

Section 2.           Release of Claims by Plaintiff.  Plaintiff, for itself, its successors and assigns, hereby unconditionally and irrevocably releases and discharges  from any and all claims, actions, causes of action, rights, promises, sums of money due or liabilities that it asserted, or could have asserted, against Defendants as of the date of this Agreement, and covenants not to sue Defendants  with respect to any such released claim.  This Release of Claims, however, shall not prevent Plaintiff from filing any legal claim to enforce some or all of the terms of this Agreement.

Section 3.           Release of Claims by Defendants.  Each of the Defendants, for themselves and on behalf of their successors and assigns, unconditionally and irrevocably releases and discharges  from any and all claims, actions, causes of action, rights, promises, sums of money due or liabilities that it asserted, or could have asserted, against Plaintiff as of the date of this Agreement, and covenants not to sue Plaintiff with respect to any such released claim.  This Release of Claims, however, shall not prevent Defendants from filing any legal claim to enforce some or all of the terms of this Agreement.

Section 4.           Dismissal of Claims by Plaintiff and Counterclaims by Defendants.  Within ten (10) days of the date of this Agreement, Plaintiff shall dismiss with prejudice all claims asserted or that could have been asserted by Plaintiff against Defendants in the Litigation.  Within ten (10) days of the date of this Agreement, Defendants shall dismiss with prejudice all counterclaims asserted or that could have been asserted by Defendants against Plaintiff in the Litigation.

Section 5.           Plaintiff’s Issuance of Stock to Defendants.

a.           Plaintiff shall re-issue one or more certificates as instructed by Defendant Danny Colon for 1,250,000 shares (the "Reissired Shares") of its common stock within (3) days after the date of this Agreement. The Reissued Shares shall be unregistered and shall bear an appropriate restrictive legend. The Reissued Shares shall be provided as a replacement for the certificate previously issued pursuant to the Consulting Agreement dated November 14,2007, and shall be deemed to have been issued as of that date.

b.           Pursuant to Securities and Exchange commission Rule 144, the holding period for the Reissued Shares shall expire on or about November 14, 2008. The Defendants hereby agree that they will not submit any of the Reissued Shares for removal of the restrictive legend on or after November 14, 2008 except as follows: at any time on or after January 15, 2009 the Defendants may submit up to 42,000 shares of the Reissued Shares to the transfer agent for the removal of the restrictive legend; at any time on or after March 15, 2009 the Defendants may submit up to an additional 63,000 shares of the Reissued Shares to the transfer agent for the removal of the restrictive legend; and at any time on or after June 15, 2009 the Defendants may submit any or all of the balance of 1,145,000 of the Reissued Shares to the transfer agent for the removal of the restrictive legend, Provided that the Defendants have supplied the transfer agent with all required information with respect to the request to remove the restrictive legends pursuant to the schedule set forth above, the , Plaintiff shall instruct its transfer agent to comply with the Defendants request and remove the restrictive legend fiom the submitted shares. It is expressly understood that should the Defendants submit any of the Reissued Shares to the transfer agent for removal. of the restrictive legend prior to the dates set forth above that the transfer agent may reject such request, and the Defendants expressly waive any potential claim against the transfer agent based on its refusal to remove the restrictive legend except as provided for in this paragraph.

c.           Defendants shall return within one (1) day afier the date of this Agreement by overnight courier addressed to Plaintiff at the address set forth above the certificate previously issued by Plaintiff in the amount of 2,500,000 shares to Plaintiff that Plaintiff shall cancel and replace with the certificate above for 1,250,000 shares issued in the name as directed by Defendant Danny Colon. Plaintiff makes no assurance of the price at which the shares of its common stock may be sold by Defendants and Defendants expressly waive any potential claim against Plaintiff based on any expectation by the Defendants of the price at which such shares could or should be sold.

Section 6.           Non-Disparagement. The parties agree that they will not make any disparaging or defamatory remarks or comments regarding each other (including, but not limited to, any other party’s employees, practices, products, and services), expressly or by implication.

Section 7.           Termination of Consulting Agreement.  Plaintiff and Defendants agree that the Consulting Agreement dated November 14, 2007 upon which the Litigation was brought is hereby terminated and shall be considered null and void and of no further effect.

Section 8.           Severability.  Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

Section 9.           No Waiver.  The failure of any party to this Agreement to enforce at any time, or for any period of time, any one or more of the terms of this Agreement shall not be a waiver of such terms or conditions or of such party’s right thereafter to enforce each and every term and condition of this Agreement.

Section 10.         Authority.   The corporate party listed below, by its signature, represent and warrant that the person signing this Agreement on its behalf have full and binding authority to do so.

Section 11.         Choice of Law.  This Agreement shall be interpreted and enforced in accordance with the laws of New Jersey, notwithstanding any contrary choice of law principles.

Section 12.         Jurisdiction.  The parties understand and agree that the Superior Court of New Jersey, Chancery Division, Bergen County has continuing jurisdiction of this action for purposes of enforcing the terms of this Agreement.

Section 13.         Entire Agreement.  This Agreement constitutes the entire and exclusive agreement between and among the parties on the matters set forth herein, and any and all prior or contemporaneous agreements, understandings, promises, representations, warranties, and covenants, whether written or oral, and whether express, implied, or apparent, are hereby deemed to be merged into and made part of this Agreement.

Section 14.         No Presumption Against Drafter.  This Agreement has been drafted through a cooperative effort of all parties, and none of the parties shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

Section 15.         Fees and Costs.  Except as set forth above, the parties agree to bear their own costs and attorneys’ fees related to the Litigation.

Section 16.         Confidentiality of this Settlement Agreement.  The terms of this Agreement are to be kept confidential by the parties except as may be necessary to enforce any terms of this Agreement or otherwise required by law.

Section 17.         Recitals.  The parties acknowledge the accuracy of the Recitals and incorporate the Recitals into and make them a part of this Agreement.

Section 18.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Each such original, electronically-imaged, or facsimile copy of this Agreement executed in counterpart by any of the parties shall be deemed to be an original for all purposes.

Section 19.         Legal Advice.  The parties understand and agree to the terms of this Agreement.  They represent that they have sought and obtained legal advice about its scope and effect and have entered into the Agreement freely and voluntarily.

[Signature Page to Settlement Agreement follows]

LANTIS LASER, INC.		DC INTERNATIONAL CONSULTING, LLC

By:	/s/	By:	/s/
Its:		Its:

/s/
Danny Colon

INTERWEST TRANSFER CO., INC.

		By:	/s/
Its:

[Signature Page to Settlement Agreement]